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                                                                      EXHIBIT 12

                  DELPHI FINANCIAL GROUP, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                    Year Ended December 31,
                                    ----------------------------------------------------
                                      1996        1995       1994       1993       1992
                                    --------    -------    -------    -------    -------
Income from continuing opera-       $ 81,350    $50,912    $37,642    $72,851    $37,153
  tions before provision for in-
  come taxes

Add:
  Interest on indebtedness            18,269     13,257     12,252     17,720     19,949
  Rental expense representative
   of the interest factor                863        866        858        839        827
                                    --------    -------    -------    -------    -------
     Total Earnings                 $100,482    $65,035    $50,752    $91,410    $57,929
                                    ========    =======    =======    =======    =======
Fixed Charges:
  Interest on indebtedness          $ 18,269    $13,257    $12,252    $17,720    $19,949
  Rental expense representative
   of the interest factor                863        866        858        839        827
                                    --------    -------    -------    -------    -------
   Total fixed charges              $ 19,132    $14,123    $13,110    $18,559    $20,776
                                    ========    =======    =======    =======    =======
Ratio of earnings to fixed              5.25       4.60       3.87       4.93       2.79
     charges                        ========    =======    =======    =======    =======